Exhibit 99.1

MRV Names Mark J. Bonney President and Chief Executive Officer

Stephen Krulik Promoted to Chief Financial Officer

CHATSWORTH, Calif.—(BUSINESS WIRE)—Dec. 15, 2014 - MRV Communications (NASDAQ: MRVC), a global provider in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers, named Mark J. Bonney, 60, its President and Chief Executive Officer effective December 15, 2014. Mr. Bonney, who has served as Executive Vice President and Chief Financial Officer since August 2014 and as a Director of MRV since April 2013, replaced David Stehlin, who resigned as an officer and director of MRV to pursue other interests. The Company also promoted Stephen Krulik, 42, who has served as Vice President of Finance since May 5, 2014 to Chief Financial Officer. These appointments were unanimously approved by the independent members of the Company’s Board of Directors.

Kenneth Traub, MRV Chairman, said, “Mark has an impressive record of accomplishment in managing turnarounds, growth and strategic transactions. The entire Board is confident he brings the right skills and discipline to execute our strategic plans focused on maximizing shareholder value. We would like to thank David Stehlin and wish him well in all of his future endeavors.”

Mr. Bonney commented, “Since taking on the role of CFO four months ago, I have become increasingly confident in our people, our technology and our product and service offerings of both our Network Integration and Network Equipment businesses. I am excited to expand my role and work more closely with an excellent management team as we drive the MRV strategy forward.”

Mr. Bonney added, “I have worked very closely with Steve Krulik and have been impressed with his knowledge and capabilities as a financial executive and welcome the opportunity to work closely with him in his expanded responsibilities as CFO.”

Mr. Stehlin said, “I feel proud that MRV is now positioned well to take advantage of the coming changes in the metro networks with the new packet and optical solutions developed over the last few years. I wish the whole team my best as they execute on the company’s strategy.”

Mark J. Bonney

Mr. Bonney, President and CEO, has successfully managed turnarounds in several technology companies in the US and abroad over the past 30 years. He has been a member of the MRV Board of Directors since April 2013 and served as Executive Vice President and CFO from August 2014 until December 2014. From January 2013 through August 2014, Mr. Bonney served as the President and CEO of On Board Advisors, LLC, a strategic and financial advisory firm. From March 2010 to December 2012, Mr. Bonney was EVP and CFO of Direct Brands, Inc. From 2002 to 2008, he was a Director, and from 2005 to 2008, he was EVP and CFO of American Bank Note Holographics, Inc.  Prior to 2002, he was President, COO and Director at Axsys Technologies, Inc., a Nasdaq-listed leading manufacturer of highly sophisticated optical components and subsystems and CFO and VP of operations at Zygo Corporation, a Nasdaq-listed manufacturer of metrology measurement and control systems and optical components.

Mr. Bonney is currently a director of two additional Nasdaq listed companies: Sigma Designs, Inc., where he has served since August 2012, and Zix Corporation, where he has served since January 2013. Mr. Bonney holds a BS in Business Administration and Economics from Central Connecticut State University and an MBA in Finance from the University of Hartford.

Stephen Krulik, CPA

Mr. Krulik, 42, joined MRV as the Vice President, Finance in May 2014.  Previously, from 2007, Mr. Krulik served as VP of Worldwide FP&A at Technicolor Creative Services, a role that included responsibility for planning several restructuring programs, Internal Control compliance and financial responsibility for a number of Technicolor’s businesses including Digital Cinema, Post Production & Sound, Film & Distribution, and Digital Productions. Prior to Technicolor, Mr. Krulik served in several financial leadership roles.  Mr. Krulik is  a Certified Public Accountant. He received his BA in Mathematics from the University of California, Berkeley, and his MBA from the University of California, Los Angeles, Anderson School of Business, Executive Program.

About MRV Communications

MRV Communications is a global provider in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity. For more information please visit www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to its annual report on Form 10-K for the year ended December 31, 2013, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.

Contact:

IR Contact:

LHA

Kirsten Chapman / Monica Chang, 415-433-3777

ir@mrv.com